Letter to Shareholders

FISCAL Q4 | 2023

SUPER LEAGUE

Pioneering Immersive Marketing & Commerce in the 3D Web

NASDAQ: SLE

March 27, 2024

Fellow Shareholders,

I'm proud to report Super League's fourth quarter and full year 2023 financial results and provide an update on our company's tremendous operational progress. 2023 was a foundational year for us highlighted by record revenues, balance sheet fortification, streamlined operations with a reduced expense structure, and the largest contract in company history. Specifically related to our record revenue performance, fourth quarter revenues grew 34% year-over-year to a company quarterly record of $9.5 million, which resulted in achieving full year 2023 record revenue of $25.1 million, an increase of 27% from full year 2022.

More importantly, what became evident over the course of the year is that brands are catching onto the imperative to meet Generations Z and Alpha in immersive platforms. These are the next great, marketing channels where brands can reach massive young audiences and speak to them in highly customized and personalized ways to ultimately drive brand preference and conversion. There is a historic template for this as audiences shifted from linear TV to streaming or the onslaught of social media in the digital landscape, where ad dollars inevitably catch up. Super League offers scalable solutions through our deep strategic and creative capability coupled with our suite of proprietary products and measurement tools that enable brands to speak the language of 3D engagement and respond to the audience migration that has occurred toward immersive entertainment platforms.

Our rising numbers speak for themselves as we continued to execute in 2023, serving over **100** brands and IP owners with astounding highlights:

- **11** custom builds with peak engagement times as high as 30.5 minutes.
- **15** custom integrations into popular experiences on Roblox, Minecraft & Fortnite, generating more than **330 million** visits.
- **180+** media campaigns on Roblox & Minecraft ranging in size from mid-5 to 7 figures.
- **40+** supportive media campaigns across digital and OTT video, mobile, social media, and influencer, also ranging in size from mid-5 to 7 figures.
- **340** pieces of video content generating tens of millions of views across Tik Tok, YouTube, & Snap for campaign amplification.
- 81 million Try-ons of Branded Avatar Items.

As for key trends, investors often ask me about the importance of artificial intelligence. Super League is a clear beneficiary of AI, and we already use the technology to accelerate our creative development process and other operational workflows. However, we are riding other key trends as well, the rise of co-creation platforms like Roblox and TikTok which empower everyone to become content creators. And another mega trend, the next generation's shift in consumer behavior. This is truly the first digitally native audience that increasingly expects to meet brands first in digital spaces and then transfer their brand affinity into real-world preference and commerce.

In-game advertising is expected to be a $150 billion plus market by 2027. Roblox is reaching an astonishing ***71 million active users a day*** with a bold goal of reaching 1 billion users, a true sleeping giant, that as part of their partnership program provides the potential for us to benefit from their success and greater secular growth. Traditional experiential advertising is a $50 billion category in its own right, and while it offers high touch and trial, it is challenging to scale due to cost and geographic constraints. As a simple example, imagine the tens of millions of potential car buyers that could test drive a BMW in one weekend digitally first without the impediment of the driving distance, operating hours and availability of a car dealership. The opportunities for immersive experiences can do so much more than offer a better replacement to traditional digital marketing, *and this is where we thrive, we help brands develop an approach that can transform business models.*

So, let's turn to the health of our pipeline as a key leading indicator. Our continued traction and growing operating leverage are reflected in the increase in our average deal size, now approaching the $400 thousand dollar range. We closed on six


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seven-figure deals in 2023 including **the largest deal in our history with Kraft Lunchables, valued at nearly $4 million across the second half of the year** versus just one deal over $1 million in 2022. We continue to have a strong repeat buying percentage of approximately 70%+, but we are also continuing to diversify the breadth of our global brand and category reach as well. As I've previously shared, these larger deal sizes and more predictable brand programs are shifting our business model from short-term, campaign-centric revenue streams, to revenues that are larger and more recurring in nature; revenue streams connected to a brand's long-term strategy to interact with these social digital communities persistently, just as they do in other traditional social media channels like TikTok and Instagram. As we grow and deliver on these larger programs, it verifies our unique position as the enterprise solution for brands to implement persistent omni-channel marketing and commerce across a variety of immersive platforms ultimately driving consumers back to a brand's own more engaging immersive website and commerce experience.

It is worth reiterating how we view the brand journey as this underpins how we scale, measure success and transform our business model over time:

1. Introduce brands to our immersive engagement offerings to achieve singular campaign objectives. We measure our success by the number of new brands entering our funnel and larger deal sizes.
2. Become the immersive marketing solution of choice for brands' various ongoing marketing campaigns. We measure our success by repeat percentages and larger aggregate annual brand spend.
3. Guide brands to create persistent immersive strategies and presences. We measure our success based on the number of long-term brand programs that provide for more recurring and predictable revenue streams.
4. Build omni-channel immersive presence for brands with crossover to their own 3D web experiences. We measure our success by multi-year and multi-platform brand spend and believe there is potential to participate in new revenue streams such as technology licensing, first party data and direct-to-consumer monetization.

And we don't stop innovating. To accelerate brand adoption through collapsed development cycles and easily accessible entry points, we continue to productize repeatable elements of our custom experiences to convert more deeply in key verticals. Super League pop-ups are "drag and drop" modules that can be easily reskinned for use by a wide berth of brands and IP owners. From turnkey fashion runways and make up counters to kitchens and concert stages, experiential products offer scale and higher margin profiles. And let's go back to the BMW example I mentioned earlier, as that was not just a hypothetical example. This week we are launching a virtual, drivable car demo product. Closing the commerce loop, we continue to claim a leadership position in driving digital to physical commerce for brands, as proven with Chipotle and Clarks, through the launch of our white label loyalty and rewards center to drive connected online and offline engagement and purchase for brands.

Recent Operating Highlights

As brands advance in their knowledge and imperative to enter in these new immersive marketing channels, we implemented several key organizational enhancements to align us with escalating demand. This entailed optimizing the company's workflows, enhancing internal and external communications, and further iterating our team structure and responsibilities. These adaptations are a testament to the company's significant growth, having successfully executed nearly 200 immersive activations in the past year, and this organizational transformation mirrors the evolution of the market where we have established our leadership position.

Beyond a re-alignment of the organizational structure, we continued to realize the significant operating cost reductions gained from a set of activities over the course of the last 18 months and took another step in material cost reductions with the recently announced sale of our Minehut business. The transaction allowed us to further focus our product roadmap and streamline our already lean operation by taking approximately $2.4 million of annual costs out of our structure with minimal topline impact.

On the commercial side, we are expanding our offerings to consumers and brands of Fortnite by recently partnering with Chartis, a network of independent Fortnite Creative developers with more than 157 million monthly plays and nearly 1 billion monthly impressions. Together, we can provide

unparalleled opportunities for brands to launch new Fortnite Creative Islands and custom integrations.

Additionally, Super League was honored to be part of a broad collaboration towards developing the recent launch of Boombox across the Roblox platform. Boombox presents a pioneering opportunity for music labels to curate, distribute, and monetize their offerings on Roblox. Players can share and collectively enjoy music, with each instance of music playback being a monetizable event for the contributing labels and artists. This industry milestone was the result of a year-long collaboration Super League was part of with UMG, Roblox, and STYNGR and evolves the way that fans engage with their favorite music, artists and labels.

Another prime example of how we are creating groundbreaking ways for brands to connect to immersive audiences is through our recently announced partnership with GSTV. GSTV is a national video network providing entertainment to targeted audiences in fuel stations and convenience stores reaching 115 million unique adults a month across more than 29,000 sites. Leveraging GSTV's sales force, Super League provides gaming-centric viewing content to sell advertising against as a new revenue stream.

And yesterday, we announced a partnership with Common Sense Networks, a singular leader in age-appropriate content moderation and standards, to further enable brands to connect with younger audiences on a global scale in safe and suitable ways across major gaming and video platforms. Connecting and communicating with young consumers in a safe, appropriate, and compliant manner is a key tenet of the Super League brand. The combination of Super League's custom and scalable content experiences in immersive entertainment platforms with Common Sense Network's video channels, applications, and proprietary child-safe data and distribution tool offers an unrivaled solution.


We proudly create & partner with some of the most powerful brands in the world.

Q4 2023 Financial Results

Revenue for the three months ended December 31, 2023 totaled $9.5 million, a quarterly revenue record, reflecting an increase of $2.4 million, or 34%, compared to $7.1 million in the fourth quarter of 2022, driven primarily by strong percentage increases in our publishing and content studio revenue category.

Inside of our immersive experience and media offering, we have two key components which work in tandem to deliver an advertisers' full set of campaign objectives:

- Publishing and content studio revenue increased $3.6 million, or 206%, driven primarily by a 231% increase in custom game development and immersive experience related revenues, including revenues for custom game or immersive experiences for Kraft Lunchables, and Universal Pictures, "Migration." The increase also reflected a $944,000, or 182% increase in content production revenues, driven by our Super Studios project for Toyota, spotlighting the new Grand Highlander, and content production project for Bytedance subsidiary, Nuverse, related to the Marvel Snap mobile app, during the quarter.
- Media and advertising revenue decreased $1.1 million, or 22%, to $3.8 million, compared to $4.9 million in the comparable prior year quarter. The change reflected a $385,000, or 13% net decrease in on-platform, off-platform and other related media sales revenue and a $730,000, or 39% decrease in influencer marketing related revenues, reflecting a strategic shift in the allocation of resources and a focus on higher margin media and custom products.

Fourth quarter direct to consumer revenue was $310,000, compared $412,000 in the comparable prior year quarter. The decrease was driven primarily by a 44% decrease in "in-game" platform sales of digital goods within our Mineville, official Microsoft Minecraft partner gaming server property, partially offset by a 4% increase in revenues for our Minehut digital property. Fourth quarter 2023 direct to consumer revenue results reflect a conscious decision to narrow our product strategies and allocate resources to the revenue streams that offer the most growth as we more aggressively march toward profitability.

Fourth quarter 2023 cost of revenue increased $1.7 million, or 42%, to $5.8 million, compared to $4.1 million in the comparable prior year quarter, driven primarily by the 34% increase in related quarterly revenues. The greater than proportionate change in cost of revenue was also driven by partial delivery during the fourth quarter of 2023 under a significant custom integration and platform media revenue contract with a customer that had a higher average direct cost profile in the current quarter compared to

the programs that generated revenues during the comparable prior year quarter.

GAAP operating expense in the fourth quarter of 2023, which included significant noncash charges, was $16.7 million, compared to $19.2 million in the comparable prior year quarter.

Excluding non-cash stock compensation, amortization, legal settlement and intangible asset impairment charges, proforma operating expense in the fourth quarter of 2023 was $6.1 million, compared to $8.9 million in the fourth quarter of 2022, reflecting a 22% decrease in proforma operating expense, a material reduction reflecting the impact of the Company's focus on, and commitment to, ongoing cost reduction and optimization activities.

The decrease in operating expense, excluding noncash items, was driven primarily by a 42% reduction in cloud services and other technology platform costs, a 44% decrease in engineering personnel costs, and reductions in marketing and other corporate costs. Operating expense in the fourth quarter of 2023 included net accrued contingent consideration expense totaling $529,000, compared to $1.4 million in the fourth quarter of 2022, related to earn out provisions in connection with our acquisitions of Super Biz in fiscal year 2021 and Melon, Inc. in May 2023.

In the fourth quarter of 2023, we recorded a non-cash impairment charge totaling $7.1 million related to partner relationship related intangible assets, and related developed technology intangible assets originally acquired in connection with the acquisition of Mobcrush, Inc. in June 2021. The impairment charge reflected a reduction in projected cash flows based on historical operating results, and a strategic decision to deploy resources in other areas of the business. The impairment charge was based on the difference between the estimated fair value and the carrying value of the intangible assets as of December 31, 2023.

On a GAAP-basis, net loss in the fourth quarter of 2023 was $13.3 million, or $(3.47) per share, compared to a net loss of $16.2 million, or $(8.63) per share, in the comparable prior year quarter. GAAP net loss for the fourth quarter of 2023 included noncash credits related to the change in fair value of warrant liabilities and M&A related contingent consideration, totaling $364,000. The weighted average diluted share count for the fourth quarter of 2023, as adjusted for the September 2023 1-for-20 reverse stock split previously announced, was 4.3 million, compared to 1.9 million for the fourth quarter of 2022.

Pro forma net loss for the fourth quarter of 2023, which excludes the impact of noncash charges and credits, was $3.2 million, or $(0.75) per share, compared to a pro forma net loss of $5.8 million, or $(3.11) per share, in the comparable prior year quarter, which reflects in part the increase in topline revenues and is further evidence of the effectiveness of the operating expense reduction measures we began instituting in the back half of 2022.

As of December 31, 2023, we reported $7.6 million in cash with no material debt. During the fourth quarter of 2023, we raised net proceeds totaling $7.2 million through a private placement to continue to finance our working capital needs.

Consistent with our focus on narrowing our product strategies and expending resources on the revenue streams that offer the most growth, on February 29, 2024, we sold our Minehut direct to consumer business unit to GamerSafer, Inc, pursuant to an Asset Purchase Agreement where we will receive $1.0 million of purchase consideration for Minehut, to be paid by GamerSafer in revenue and royalty sharing over a period of two years. The transaction allows Super League to streamline its position in partnering with major brands to build, market, and operate 3D experiences across multiple immersive platforms, including open gaming powerhouses like Minecraft, and aligns with the Company's cost improvement initiatives. Super League and GamerSafer will maintain a commercial relationship which ensures that Minehut can remain an ongoing destination available to Super League's partners.

Fiscal Year 2023 Results

During fiscal year 2023, we continued to grow our annual topline, delivering fiscal year 2023 record revenues of $25.1 million, an increase of 27%, when compared to $19.7 million in fiscal year 2022, driven by strong percentage increases in our publishing and content studio revenue category.

Publishing and content studio revenue, excluding product design and software development kit related revenue recognized during fiscal year 2022, increased $7.0 million, or 122%, driven primarily by a 253% increase in custom game development and immersive experience related revenues, including revenues from custom game or immersive experiences for Kraft Lunchables, Lego, Dave & Busters, Proctor & Gamble, Yas Island, Hamilton, Arm & Hammer, Universal Pictures, "Trolls Band Together," Universal Pictures, "Migration," and Motorola Solutions. Publishing and content studio sales revenue for fiscal year 2022 included $919,000 of product design and software development kit related revenue pursuant to a development agreement with a customer.

Media and advertising revenue decreased $1.2 million, or 10%, to $10.9 million, compared to $12.1 million in the comparable prior year period. The change reflected a $1.6 million increase in on-platform, off-platform and other related media sales revenue, offset by a $2.8 million decrease in

influencer marketing related revenues, reflecting a strategic shift in the allocation of resources to higher margin media and custom products.

Direct to consumer revenue decreased $383,000, or 21%, compared to the comparable prior year period, driven primarily by a 35% decrease in "in-game" platform sales of digital goods within our Mineville, official Microsoft Minecraft partner gaming server digital property, partially offset by a 26% increase in revenues for our Minehut digital property, which provides Minecraft server hosting services on a subscription basis and other digital goods to the Minecraft gaming community.

Fiscal year 2023 cost of revenue increased 37% to $15.3 million, compared to $11.2 million in fiscal year 2022, driven primarily by the 27% increase in related annual revenues. The greater than proportionate change in cost of revenue was driven by partial delivery during the second half of 2023 under a significant custom integration and platform media revenue contract with a customer that had a higher average direct cost profile compared to the programs that generated revenues during the prior year period, and lower cost product design and software development kit related revenue recognized during the first quarter of 2022.

Total GAAP operating expense for fiscal year 2023 decreased to $42.6 million, compared to $93.5 million in the comparable prior year period. Operating expense for fiscal year 2023 included aggregate noncash impairment and loss on intangible asset disposal charges totaling $9.3 million, and fiscal year 2022 included a noncash goodwill impairment charge of $50.3 million. Fiscal year 2023 operating expense also included net accrued contingent consideration expense totaling $1.1 million, compared to $3.2 million in fiscal year 2022, related to earn out provisions in connection with our acquisitions Super Biz in fiscal year 2021 and Melon, Inc. in May 2023.

Excluding noncash stock compensation expense, noncash impairment charges and mark to market related fair value adjustments on certain liabilities, pro forma operating expense decreased $8.4 million, or 25%, reflecting significant decreases in cloud services and other technology platform costs and decreases in personnel, marketing and other corporate costs, reflecting the impact of ongoing cost reduction and optimization activities.

On a GAAP-basis, which includes significant noncash charges as described earlier, net loss for fiscal year 2023 was $30.3 million, or $(13.67) per share, compared to a net loss of $85.5 million, or $(45.95) per share, for fiscal year 2022.

Pro forma net loss for fiscal year 2023, which excludes the impact of non-cash impairment charges and other noncash charges and credits, was $15.3 million, or $(5.48) per share, compared to a pro forma net loss of $25.5 million, or $(13.73) per share, for fiscal year 2022.

Summary

Looking ahead to 2024, with macro tailwinds demonstrating a firm trajectory, we are uniquely positioned to be the omni-channel solution that captures the 3D web brand engagement. We continue to focus on building on the operating leverage created in 2023 with the expectation that our model continues to evolve from short-term campaign-based revenues to persistent 3D presence and ultimately omni-channel multi-layered solutions. We look forward to another year of strong revenue growth with the trend of larger, longer-term deals driving us towards break-even in the second half of this year.

We thank you for your interest and ongoing support. Please join us for a continued earnings discussion today at 5pm E.T. and live questions from our covering research analysts.

In Super League,



Ann Hand
CEO of Super League

About Super League

Super League (Nasdaq: SLE) is a leading creator and publisher of content experiences and media solutions across the world's largest immersive platforms. From open gaming powerhouses such as Roblox, Minecraft and Fortnite Creative, to bespoke worlds built using the most advanced 3D creation tools, Super League's innovative solutions provide incomparable access to massive audiences who gather in immersive digital spaces to socialize, play, explore, collaborate, shop, learn and create. As a true end-to-end activation partner for dozens of global brands, Super League is effectively a brand's operating system for the 3D Web offering a complete range of development, distribution, monetization and optimization capabilities designed to engage users through dynamic, energized programs. As an originator of new experiences fueled by a network of top developers, a comprehensive set of proprietary creator tools and a future-forward team of creative professionals, Super League accelerates IP and audience success within the fastest growing sector of the media industry. For more, go to superleague.com.

SUPER LEAGUE ENTERPRISE, INC
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31, 2023	December 31, 2022
Assets		
Cash and cash equivalents	$ 7,609,000	$ 2,482,000
Accounts receivable	8,287,000	6,134,000
Prepaid expenses and other current assets	862,000	1,381,000
Total current assets	**16,758,000**	**9,997,000**
Property and Equipment, net	70,000	147,000
Intangible assets, net	6,636,000	20,066,000
Goodwill	1,864,000	-
Total assets	**$ 25,328,000**	**$ 30,210,000**
Liabilities		
Accounts payable and accrued expenses	$ 10,420,000	$ 6,697,000
Accrued contingent consideration	1,812,000	3,206,000
Contract Liabilities	339,000	111,000
Secured loan—SLR Facility	800,000	-
Convertible note payable, net	-	679,000
Total current liabilities	**13,371,000**	**10,693,000**
Accrued contingent consideration – long term	396,000	-
Warrant liability	1,571,000	-
Deferred tax liability	-	313,000
Total liabilities	**15,338,000**	**11,006,000**
Stockholders' Equity		
Preferred Stock	-	-
Common Stock	81,000	47,000
Additional paid-in capital	258,923,000	229,900,000
Accumulated deficit	(249,014,000)	(210,743,000)
Total stockholders' equity	**9,990,000**	**19,204,000**
Total liabilities and stockholders' equity	**$ 25,328,000**	**$ 30,210,000**

SUPER LEAGUE ENTERPRISE, INC CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
REVENUE	$ 9,510,000	$ 7,122,000	$ 25,079,000	$ 19,677,000
COST OF REVENUE	(5,785,000)	(4,076,000)	(15,297,000)	(11,162,000)
GROSS PROFIT	**3,725,000**	**3,046,000**	**9,782,000**	**8,515,000**
OPERATING EXPENSES				
Selling, marketing and advertising	3,696,000	3,343,000	12,450,000	12,036,000
Engineering, technology and development	2,219,000	3,269,000	9,500,000	15,876,000
General and administrative	3,165,000	2,976,000	10,258,000	12,094,000
Contingent consideration	529,000	1,370,000	1,075,000	3,206,000
Loss on intangible asset disposal	-	-	2,284,000	-
Impairment of intangible assets	7,052,000	-	7,052,000	-
Impairment of goodwill	-	8,263,000	-	50,263,000
TOTAL OPERATING EXPENSES	**16,661,000**	**19,221,000**	**42,619,000**	**93,475,000**
NET OPERATING LOSS	**(12,936,000)**	**(16,175,000)**	**(32,837,000)**	**(84,960,000)**
OTHER INCOME (EXPENSE)				
Interest expense and other	(3,000)	(197,000)	(23,000)	(696,000)
Loss on exchange of preferred instruments	(681,000)	-	(681,000)	-
Change in fair value of warrant liability	346,000	-	2,898,000	-
OTHER INCOME (EXPENSE)	**(338,000)**	**(197,000)**	**2,194,000**	**(696,000)**
NET LOSS BEFORE BENEFIT FROM INCOME TAXES	**(13,274,000)**	**(16,372,000)**	**(30,643,000)**	**(85,656,000)**
BENEFIT FROM INCOME TAXES	**-**	**159,000**	**313,000**	**205,000**
NET LOSS	**$ (13,274,000)**	**$ (16,213,000)**	**$ (30,330,000)**	**$ (85,451,000)**
Net loss attributable to common stockholders - basic and diluted				
Basic and diluted net loss per common share	$ (3.47)	$ (8.63)	$ (13.67)	$ (45.95)
Weighted-average number of shares outstanding, basic and diluted	**4,264,905**	**1,878,986**	**2,799,106**	**1,859,474**

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
GAAP net loss	$ (13,274,000)	$ (16,213,000)	$ (30,330,000)	$ (85,451,000)
Add back:				
Non-cash stock compensation	560,000	979,000	2,735,000	4,263,000
Non-cash amortization of intangibles	1,406,000	1,307,000	7,522,000	5,629,000
Intangible asset and goodwill Impairment	7,052,000	8,263,000	7,052,000	50,263,000
Change in fair value of warrant liability & contingent consideration	(364,000)	-	(3,443,000)	-
Other	1,441,000	-	1,441,000	-
Noncash benefit for income taxes	-	(159,000)	(313,000)	(205,000)
Proforma net loss	**$ (3,179,000)**	**$ (5,823,000)**	**$ (15,336,000)**	**$ (25,501,000)**
Pro forma non-GAAP net earnings (loss) per common share — diluted	$ 0.75	$ (3.10)	$ (5.48)	$ (13.71)
Non-GAAP weighted-average shares — diluted	**4,264,905**	**1,878,986**	**2,799,106**	**1,859,474**

SUPER LEAGUE ENTERPRISE, INC CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)	Twelve Months Ended December 31, 2023	2022
Operating Activities		
Net loss	$ (30,330,000)	$ (85,451,000)
Adjustments to reconcile net loss to net cash used in operations:		
Depreciation and amortization	5,376,000	5,403,000
Stock-based compensation	2,735,000	4,263,000
Write off of intangible asset	2,284,000	423,000
Impairment of intangible assets and goodwill	7,052,000	50,263,000
Change in fair value of warrant liability	(2,898,000)	-
Loss on exchange of placement agent warrants	681,000	-
Change in fair value of contingent consideration	(545,000)	-
Amortization of original issue discount on convertible notes	40,000	280,000
Changes in assets and liabilities		
Accounts Receivable	(2,113,000)	193,000
Prepaid Expenses and Other Assets	146,000	182,000
Accounts payable and accrued expenses	3,412,000	1,402,000
Accrued contingent consideration	(1,064,000)	3,206,000
Contract liabilities	228,000	35,000
Deferred taxes	(313,000)	(205,000)
Accrued interest on notes payable	(180,000)	180,000
Net Cash Used in Operating Activities	**(15,489,000)**	**(19,826,000)**
Investing Activities		
Cash paid in connection with Melon Acquisition, net	(150,000)	-
Purchase of property and equipment	(8,000)	(149,000)
Capitalization of software development costs	(650,000)	(923,000)
Purchase of game property	-	(500,000)
Acquisition of other intangibles	(17,000)	(118,000)
Net Cash Used in Investing Activities	**(825,000)**	**(1,690,000)**
Financing Activities		
Proceeds from issuance of preferred stock, net	19,295,000	8,926,000
Proceeds from issuance of common stock, net	1,885,000	320,000
Proceeds from issuance of convertible notes, net	-	4,000,000
Payments on convertible notes	(539,000)	(3,781,000)
Secured loan—AR Facility	800,000	-
Net Cash Provided by Financing Activities	**21,441,000**	**9,465,000**
Net Increase (Decrease) in Cash and Cash Equivalents	5,127,000	(12,051,000)
Cash and Cash Equivalents at Beginning of the Period	2,482,000	14,533,000
Cash and Cash Equivalents at End of the Period	**$ 7,609,000**	**$ 2,482,000**

Forward-Looking Statements

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as "scheduled," "may," "will," "could," "should," "would," "expect," "believe," "anticipate," "project," "plan," "estimate," "forecast," "goal," "target," "objective," "committed," "intend," "continue," or "will likely result," and similar expressions that concern Super League's strategy, plans, intentions, or beliefs about future occurrences or results.

Forward-looking statements involve substantial risks, uncertainties, assumptions, and other factors that may change at any time and may cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about Super League's growth strategies, the ability to actualize the benefits of the acquisition of SL Studios, the ability to actualize or increase the size of deals with our clients, our possible or assumed business strategies, new products, potential market opportunities and our ability to secure adequate working capital. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect to our business, including the success of any measures aimed at reducing costs; the possibility that brands and advertisers may take substantial time to adopting advertising within the immersive gaming platforms, if at all; our ability to realize the anticipated benefits of events that took place during and subsequent to the

year ended December 31, 2023, including the possibility that the expected benefits, particularly from our partnership with Roblox and the acquisitions consummated in 2021 and 2023, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; the full performance and payment of contracts mentioned herein by the Company's customers; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers' needs and rapid technological change; increased competition in our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial condition and operating results will be included in the section titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings that we make from time to time with the Securities and Exchange Commission (the "SEC") which, once filed, are available on the SEC's website at www.sec.gov.

All forward-looking statements are qualified in their entirety by the cautionary statements that Super League makes from time to time in its SEC filings and public communications. Super League cannot assure the reader that it will realize the results or developments Super League anticipates, or, even if substantially realized, that they will result in the consequences or affect Super League in the way Super League expects. Forward-looking statements speak only as of the date made, and any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, Super League.

Information About Non-GAAP Financial Measures

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash fows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash goodwill and non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation that are or may be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

Investor Relations Contact:
Shannon Devine / Mark Schwalenberg
MZ North America
Main: 203-741-8811
SLE@mzgroup.us

Media Contact
Gillian Sheldon
gillian.sheldon@superleague.com

SUPER LEAGUE